UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2005

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street Louisville, Kentucky	40202-2412
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 1, 2005, the Board of Directors of Kindred Healthcare, Inc. (the “Company”) appointed Benjamin A. Breier as President, Peoplefirst Rehabilitation. Mr. Breier will be a member of the Company’s executive committee.

Prior to joining the Company, Mr. Breier, age 34, served as Senior Vice President, Operations for Concentra, Inc., a leading provider of workers’ compensation and other occupational healthcare services, since December 2003. Mr. Breier served as Vice President, Operations for Concentra, Inc. from June 2001 until December 2003. At Concentra, Inc., Mr. Breier was responsible for the operational results of more than 125 centers and total gross revenues of more than $300 million. Mr. Breier served as Director, Operations for Premier Practice Management, Inc. from January 2000 until May 2001. He served as Chief Executive Officer for PPM-Atlanta, a regional service organization of Premier Practice Management, Inc. from June 1998 until December 1999.

The Company entered into an employment agreement with Mr. Breier in connection with his appointment as President, Peoplefirst Rehabilitation. The agreement has a one-year term but is extended automatically each day by one day unless the Company notifies Mr. Breier. Upon such notification, the employment agreement will terminate in one year. The agreement provides that Mr. Breier is entitled to a one-time, sign-on bonus of $100,000 and an annual base salary of $250,000. The agreement also provides that Mr. Breier is entitled to participate in the Company’s short-term and long-term incentive plans, the Company’s equity-based plans and other employee benefit plans. The Board of Directors of the Company has granted Mr. Breier 10,000 restricted shares of common stock and 12,500 employee stock options under the Company’s equity-based plans. The restricted shares and options will vest in equal annual installments over four years.

Under certain circumstances, Mr. Breier’s employment agreement also provides for severance payments if his employment is terminated. If his employment is terminated by reason of death or disability, Mr. Breier is entitled to a prorated portion of his short-term bonus. If Mr. Breier’s employment is terminated for cause, no additional payments are made under the employment agreement. If his employment is subject to termination for good reason (as defined in his agreement) or other than for cause (collectively, an “Involuntary Termination”), certain levels of severance payments are provided under the employment agreement.

Upon an Involuntary Termination, Mr. Breier’s employment agreement provides for a cash payment equal to the prorated portion of his short-term target bonus in the year of termination and one and one-half times his base salary and short-term target bonus in the year of termination. In addition, he would be entitled to coverage under the Company’s employee benefit plans for 18 months, 18 months of additional vesting of restricted stock awards and stock options, and an additional 18 months in which to exercise such options.

The Company also has entered into a Change in Control Severance Agreement with Mr. Breier. The agreement provides for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a change in control of the Company if: (a) the Company terminates Mr. Breier’s employment without cause or (b) Mr. Breier terminates employment with the Company for good reason (as defined in the agreement) or within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control, respectively. The benefits to be afforded Mr. Breier include: (a) a cash payment equal to three times base salary and short-term target bonus as of the termination of employment or the change in control date, whichever results in the greater payment; (b) continuation of health, life and disability insurance coverage for three years; (c) full vesting under the Company’s retirement savings plan; and (d) an additional payment for any excise taxes Mr. Breier may incur as a result of the change in control payments.

A copy of the press release issued by the Company related to Mr. Breier’s employment is attached hereto as Exhibit 99.1.

Copies of Mr. Breier’s Employment Agreement and his Change in Control Severance Agreement are attached hereto as Exhibit 99.2 and Exhibit 99.3, respectively.

Item 7.01.	Regulation FD Disclosure.

Incorporated by reference is a press release issued by the Company on August 1, 2005, which is attached hereto as Exhibit 99.1 This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section.

Item 9.01.

(c)	Exhibits

Exhibit 99.1	Press release dated August 1, 2005.

Exhibit 99.2	Employment Agreement dated as of August 1, 2005 by and between Kindred Healthcare Operating, Inc. and Benjamin A. Breier.

Exhibit 99.3	Change-in-Control Severance Agreement dated as of August 1, 2005 by and between Kindred Healthcare Operating, Inc. and Benjamin A. Breier.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: August 1, 2005	By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer